UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 12, 2006
Symantec Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

20330 Stevens Creek Blvd., Cupertino, CA	95014
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code (408) 517-8000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
In a press release (the “Release”) issued on June 12, 2006, Symantec Corporation (the “Company”) announced that it expects to use a portion of the net proceeds from an offering of convertible senior notes to repurchase approximately $1.5 billion worth of its common stock. The Company anticipates that a substantial portion of this repurchase will be completed concurrently with the offering, and the remainder will be executed during the September quarter. This repurchase amount is in addition to repurchases under the Company’s previously announced repurchase program, under which approximately $710 million remained authorized as of May 31, 2006.
In connection with the convertible note hedge and warrant transactions described in the Release, affiliates of the initial purchasers that are a party to those transactions have advised the Company that they will purchase the Company’s common stock in secondary market transactions prior to or following pricing of the notes, and may enter into various over-the-counter derivative transactions with respect to the Company’s common stock concurrently with or following pricing of the notes.
In addition to its issuance of the notes, the Company has entered into a commitment letter with lenders regarding the establishment of a credit facility with an anticipated borrowing capacity of $1.0 billion. While the Company has no current plan to borrow funds under such credit facility, its availability would allow the Company immediate access to domestic funds if it identifies opportunities for its use.
Item 8.01. Other Events
In a press release issued on June 12, 2006, the Company announced that it intends to offer convertible senior notes in a private offering, subject to market conditions and other factors. A copy of the press release is filed herewith as Exhibit 99.01 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.01	Press release issued by Symantec Corporation, dated June 12, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: June 12, 2006	By:	/s/ James Beer James Beer
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title or Description
99.01	Press release issued by Symantec Corporation, dated June 12, 2006